EXHIBIT 1.1


                         CONTRACT FOR SALE AND PURCHASE
                           WORDCROSS ENTERPRISES, INC.


This contract for sale and purchase, hereinafter referred to as "Contract" or "Agreement", is executed this 1 day of October, 1999, by and between iExalt, Inc., 4301 Windfern, Houston, Texas 77041 ("Buyer") and WordCross Enterprises, Inc. d/b/a/ Christian Happenings, P.O. Box 326, Galena, Ohio 43021, ("Seller").

WHEREAS, Seller is the owner of Seller's Business, situated and located in Galena, Ohio, more particularly described in Exhibit "A" attached hereto and made a part hereof by reference, hereinafter referred to as the "Business"; and

WHEREAS, Buyer desires to purchase Seller's Business and Seller desires to sell said Business to Buyer;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the "Business" upon the following terms and conditions.

1. PURCHASE PRICE AND METHOD OF PAYMENT. Buyer shall pay and Seller shall accept the purchase price for the Business in the manner of payment therefor set forth in Exhibit "B" attached hereto and made a part hereof by reference.

2. CLOSING. The closing of the transactions contemplated by this agreement, hereinafter referred to as "The Closing", shall be held on the 1st day of October, 1999 or at such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this agreement as the "Closing Date").

3. REPRESENTATIONS AND WARRANTIES.

a. Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto, all of which shall survive closing. In addition, Seller represents and warrants to Buyer that the documents enumerated in Exhibit "D" attached hereto and made apart hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

b. Buyer represents and warrants to Seller that the documents enumerated in Exhibit "E" attached hereto and made apart hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made, all of which shall survive the Closing.

c. Buyer represents and warrants to Seller that Buyer shall make available to Seller the sum of not less than Ninety Thousand Dollars ($90,000.00) (the "Funds") for working capital puruse the expansion of the territories served by Seller. Of the total funds, at least $65,000 shall be made available during 1999 subject to the issuance of a

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development plan, budget and implementation schedurle (the "Plan") which shall include projected costs and a recommended implementation schedule. Schedlue, budget and implementation shall be subject to mutual approval, with Buyer not unreasonably withholding its consent to the plan

d. Buyer represents and warrants to Seller that Buyer shall assist Seller in the development and marketing of the Trade Name through the creation of an advisory board of knowledgeable industry representatives to assist in the planning, expansion and development of the Trade Name. Buyer and the advisory board shall assist in the development, testing and implementation of a marketing plan for the Trade Name and the ticketing service.

4. BROKERS. Buyer and Seller hereby represent and warrant the following:

a. Brokers. There has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. TRANSACTIONS PRIOR TO CLOSING. Seller hereby covenants the following:

a. Conduct of Seller's Business Until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid or false on the Closing Date.

b. Conduct of Buyer's Business Until Closing. Except as Seller may otherwise consent in writing prior to the Closing Date, Buyer will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Buyer contained in this Agreement to be void, invalid or false on the Closing Date.

c. Advice of Changes. Between the date hereof and the Closing Date, the parties will promptly advise each other in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

d. Documents. Seller shall deliver to Buyer at closing such documents which are, in Buyer's sole discretion, reasonably necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

6. CONFIDENTIALITY.

a. Buyer acknowledges that during the course of its discussions with Seller and as a part of Buyer's due diligence, Buyer will receive information about Seller relating to the Business, including but not limited to customer lists, methods of operation, techniques,

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financial information, etc. (the "Confidential Information"). Buyer agrees not to disclose the Confidential Information to any person, except its attorneys, accountants, and employees with a need to know, without first obtaining Seller's written consent. Buyer agrees not to use the Confidential Information for any purpose other than in relation to the transaction contemplated herein, nor to use the Confidential Information for its benefit or the benefit of any person.

b. Prior to Closing of this transaction, Buyer shall not disclose the existence of this Agreement nor of any discussions relating to or arising out of the Agreement or the sale of the Business.

7. TRANSACTIONS SUBSEQUENT TO CLOSING: OPT OUT PROVISIONS. Subsequent to the Closing Date and for twelve months thereafter (the "Opt-Out Period"), Seller shall retain certain opt-out and buy back provisions as set forth in this Paragraph. Opt Out Provision: If the Buyer does not meet any of the following conditions, Seller shall have the right at any time within twelve months of the Closing Date of this transaction to repurchase the stock of the Seller by exchanging it for the stock received from Buyer and the amount of funds provided to Christian Happenings under the terms of Paragraph 3, above.

Trigger events giving rise to the Opt Out Provisions :

(i) If Buyer should fail to provide the Funds on and as required in Paragraph
3c;

(iii) If after the Buyer becomes a publicly traded corporation the value of Buyer's stock does not reach a market price at or above one dollar and eighty cents ($1.80) (the "Market Price") within six months of the Closing.

(iv) If the Buyer should file for bankruptcy or receivership at any time within twelve months of the Closing. Buyer hereby gives Seller a security interest in all of the assets received from seller in this transaction, including Seller's stock, and agrees to execute any document necessary to perfect such an interest.

The Opt-Out Period shall expire upon the occurrence of the following event: If Buyer should file a registration statement with the Securities and Exchange Commission relating to the Buyer's secondary offering of its common stock at any time during the term of the Opt Out Period and such secondary offering is completed; provided that in any such secondary offering Seller shall have the right to include no less than 50,000-100,000 shares of its stock being received hereunder in that offering.

8. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

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9. GENERAL.

a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by the parties in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid,

To Seller:

  Mr. Ed Novak
  P.O. Box 326
  WordCross Enterprises, Inc.
  Galena, Ohio 43021

With a copy to:

  Juan Jose Perez
  Perez & Morris LLC
  92 North Woods Blvd.
  Columbus, OH 43235

To Buyer:

  Jonathan Gilchrist
  iExalt, Inc.
  4301 Windfern
  Houston, Texas 77041


or to such other address as such party shall have specified by notice in writing to the other party.

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d. Sections and Other Headings. The section and other headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

e. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Texas. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

f. Conditions Precedent. (i) Buyer's Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are the confirmation of Seller's representations through the completion of a due diligence examination of Seller and the final approval of Buyer's Board of Directors. (ii) Seller's Conditions Precedent. Within ten (10) days following the execution of this Agreement by Buyer, Buyer shall provide to Seller the documents listed on Exhibit E attached hereto and incorporated herein by reference. g. Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

h. Successors and Assigns. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

i. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

10. AMENDMENTS OR ADDENDA. All amendments, addenda, modifications, or changes to this contract shall be in writing and signed by authorized representatives of all parties to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.

SELLER:
WordCross Enterprises, Inc., d/b/a Christian Happenings
P.O. Box 326
Galena, Ohio 43021

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By: ______________________________
      Ed Novak

BUYER:
iExalt, Inc.
4301 Windfern
Houston, Texas 77041


By: ______________________________

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                                   EXHIBIT "A"

                              BUSINESS DESCRIPTION


One Hundred Percent of the outstanding stock of WordCross Enterprises, Inc., including, but not limited to all of the Corporations assets, obligations and good-will associated with or relating to that certain business establishment known and commonly referred to as Christian Happenings, operated by WordCross Enterprises, Inc., P.O. Box 326, Galena, Ohio 43021, including, but not limited to: the trade name "Christian Happenings," and all URL's and intellectual property owned by the Business; all ancillary businesses of Seller, including but not limited to, ticket services, travel events and marketing services; all leasehold improvements, inventory, fixtures, equipment, software, utility deposits, telephone deposits, any and all other security deposits, good will, and any and all other items normally considered and commonly referred to as assets of the Business. It is expressly understood that the Seller's assets do not include the "Christian Happenings" trade name and the related URL.

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                                   EXHIBIT "B"

                      AMOUNT AND PAYMENT OF PURCHASE PRICE


a. CONSIDERATION As total consideration for the purchase and sale of the Business, the Buyer shall pay to the Seller the sum of 850,000 shares of common stock of iExalt, Inc., and issue an additional 250,000 stock options which will vest in the amount of 50,000 shares per year on the anniversary date of this agreement subject to the satisfactory completion of the requirements of Paragraph B below. Stock options shall bear an exercise price of $1.80 per share and shall be exercisable within three years of the date such stock option vests.

In partial payment for the consideration given herein, Ed Novak and Cindy Novak hereby agree to provide ongoing services to Buyer on a full-time basis for a minimum of five years subject to the terms of Employment Agreements in the form attached hereto as Exhibits B-1 and B-2.

o Management and supervision of all functions and services related to the operations of Christian Happenings and iEvents;
o Upon request, to provide no less than one member to the iExalt management team; Develop business and marketing plans for the development, expansion and implementation of Christian Happenings and iEvents Web sites;
o Provide financial management as requested for the operations of Christian Happenings and iEvents;
o Provide consultation and services related to the development and implementation of other iExalt products and services as requested from time to time. It is herein agreed between the parties that Ed Novak and Cindy Novak shall continue to be compensated at or above the following rata rates:

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                                   EXHIBIT "C"

                    REPRESENTATIONS AND WARRANTIES OF SELLER

a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to carry on its business as it is now being conducted.

b. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby, except as provided in this Agreement. The execution, delivery and performance of this Agreement by the Seller will not (i) constitute a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound; (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

c. Tax Matters. The Seller has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full, including but not limited to, sales tax, withholding tax and all other taxes of every nature.

d. Properties. The Seller has good and merchantable title to all of its properties and assets which are those properties and assets as set out in Exhibit "A" annexed hereto and made a part hereof. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing. Seller has or will pay all debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities.

e. Compliance with Applicable Laws. None of the Seller's actions in transferring good and merchantable title to those assets and properties set out in Exhibit "A" are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

f. Documents for Review. The Seller's documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, as appropriate, the originals themselves, and no alterations and modifications thereof have been made.

g. The lease currently operative on the premises, if applicable, is in good standing and all payments required to be made under the lease have been made by Seller.

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h. All rent averages, rent, maintenance expenses and prorations relating to the lease, including any real Business tax obligations and insurance obligations up to the Closing Date, are the responsibility of Seller.

i. will pay any and all fees charged by the Landlord for processing any assignment of the lease to the Buyer.


                                   EXHIBIT "D"

                          DOCUMENTS FOR REVIEW BY BUYER

i.    Leases Agreement(s)
ii.   Material Agreements
iii.  Financial and Operating Statement(s)
iv.   Sales Tax Return(s)
v.    Income Tax Return(s)
vi.   Accounts Payable/Receivables Ledger
vii.  If Seller is a Corporation:
      a.  Corporate Articles of Incorporation
      b.  Corporate Bylaws
      c. List of shareholders and the number of shares held by each shareholder
      d.  Corporate Minutes and Resolutions


                                   EXHIBIT "E"

                         DOCUMENTS FOR REVIEW BY SELLER

i.    Material Agreements between Buyer and any other entity
ii.   Corporate Articles of Incorporation
iii.  Corporate Bylaws
iv. List of shareholders and the number of shares held by each shareholder as of September 1, 1999.
v.    Corporate Minutes and Resolutions
vi. Shareholder Agreements and all other agreements impacting the transferability of Buyer's stock.
vii.  All agreements relating to Buyer's stock.

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                                   EXHIBIT "F"

                     REPRESENTATIONS AND WARRANTIES OF BUYER

a. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as it is now being conducted.

b. Authority Relative to this Agreement. Except as otherwise stated herein, the Buyer has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by Buyer to make this Agreement valid and binding upon Buyer and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby, except as provided in this Agreement. The execution, delivery and performance of this Agreement by the Buyer will not (i) constitute a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound; (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

c. Documents for Review. The Buyer's documents enumerated in Exhibit "F" attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, as appropriate, the originals themselves, and no alterations and modifications thereof have been made.